Exhibit 5.2

September 5, 2007
Santander Drive Auto Receivables LLC
8585 North Stemmons Freeway
Suite 1100-N
Dallas, Texas 75247

Re:	Santander Drive Auto Receivables LLC Registration Statement on Form S-3 (No. 139609) (the “Registration Statement”)
Ladies and Gentlemen:
We have acted as special counsel for Santander Drive Auto Receivables LLC, a Delaware limited liability company (the “Company”), in connection with: (a) the above referenced Registration Statement; and (b) the offering of notes (the “Notes”) described in the related prospectus supplement dated August 23, 2007 and base prospectus dated August 6, 2007 (collectively, the “Prospectus”), which have been filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended. As described in the Prospectus, the Notes will be issued on or about September 5, 2007 by Santander Drive Auto Receivables Trust 2007-2 (the “Issuing Entity”), a trust formed by the Company pursuant to a trust agreement between the Company and U.S. Bank Trust National Association, as owner trustee. The Notes will be issued pursuant to an indenture (the “Indenture”) between the Issuing Entity and Wells Fargo Bank, National Association, as indenture trustee.
     In that connection, we are generally familiar with the proceedings required to be taken in connection with the proposed authorization, issuance and sale of any series of Notes and have examined copies of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including the Registration Statement, copies of the Company’s Certificate of Formation, Amended and Restated Limited Liability Company Agreement, the Indenture (including the forms of Notes attached as exhibits thereto), the Trust Agreement, the Prospectus and such other agreements, records and documents as we have deemed necessary for purposes of this opinion.
     Based on and subject to the foregoing, we are of the opinion that, with respect to the Notes, when such Notes have been duly executed by the Issuing Entity and authenticated by the indenture trustee, issued and sold by the Issuing Entity, and payment of the agreed consideration for the Notes shall have been received by the Issuing Entity, all in accordance with the terms and

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September 5, 2007

conditions of the Indenture and the related underwriting agreement and in the manner described in the Registration Statement, such Notes will have been duly authorized by all necessary action of the Issuing Entity.
     Our opinions expressed herein are limited to the federal laws of the United States, the Delaware Statutory Trust Act and the Delaware Limited Liability Company Act. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the use our name in the Registration Statement.
Very truly yours,
/s/ Cowles & Thompson P.C.
COWLES & THOMPSON P.C.